Exhibit 99.1

Seahawk Drilling, Inc. Reports First Quarter 2010 Financial Results

HOUSTON, May 5, 2010 (GlobeNewswire via COMTEX) — Seahawk Drilling, Inc. (“Seahawk”) (Nasdaq:HAWK) reported today a loss of $22.3 million, or $1.90 per diluted share, for the three months ended March 31, 2010 from continuing operations, compared to income of $13.1 million, or $1.13 per diluted share, for the three months ended March 31, 2009. Revenues totaled $25.3 million during the three months ended March 31, 2010 compared with $115.7 million during the three months ended March 31, 2009.

Seahawk’s first quarter 2010 results included the following non-recurring items:

•	Gain on sale of 10 cementing units and other miscellaneous equipment of $2.2 million, net, or $1.4 million after tax, and $0.12 per diluted share;

•	Charges related to the scale down of operations in Mexico of $0.7 million, or $0.5 million after tax, and $0.04 per diluted share;

•	Separation and other related costs for two of our executives of $0.9 million, or $0.6 million after tax, and $0.05 per diluted share;

•	Reactivation costs, excluding capital expenditures, of $1.9 million, or $1.2 million after tax, and $0.10 per diluted share; and

•

Net mobilization costs to relocate the Seahawk 3000 back to the U.S. plus repair costs for damages incurred while en route to the U.S. of $2.2 million, or $1.4 million after tax, and $0.12 per diluted share.

Seahawk’s consolidated balance sheet at March 31, 2010 included cash and cash equivalents of $73.4 million and net working capital of $35.8 million. Seahawk’s net working capital includes a net balance of approximately $13.6 million owed to Pride International, Inc. In March 2010, Seahawk borrowed $6.4 million under its revolving credit facility and received $8.1 million in proceeds from asset sales. Capital expenditures during the quarter were $4.0 million. On March 31, 2010, Seahawk had total assets of $597.2 million, stockholders’ equity of $433.0 million, and short-term debt of $6.4 million.

Randall D. Stilley, President and CEO of Seahawk, commented, “Demand for jackups continued to improve, and Seahawk’s first quarter bid activity in the U.S. Gulf of Mexico was significantly higher. Industry utilization for marketed jackups in the U.S. Gulf of Mexico reached 80% during the first quarter, and has remained at that level. We have contracted four of our idle jackups since the beginning of the year and continue to search for attractive opportunities for our marketed rigs beyond the third quarter. Although there is some uncertainty due to the recent decrease in natural gas prices, the long-term outlook for our Gulf of Mexico business is favorable.”

“As previously reported, the Seahawk 3000 demobilized from Mexico to the U.S. in February following the completion of its contract with PEMEX and was scheduled to begin a contract with Hilcorp Energy Company in the first quarter. However, weather delays and damage to the rig were encountered during the tow to the U.S., and we are currently making repairs to the rig’s jacking system. We substituted the Seahawk 2601, at a lower day rate, for Hilcorp’s drilling project and anticipate that the Seahawk 3000 will be repaired and ready for work by early June.”

Based on current expectations for activity in the second quarter of 2010, which includes eight rigs working by the end of the quarter in the U.S., Seahawk anticipates that its cash and cash equivalents balance on June 30, 2010, assuming remittance of all amounts owed to Pride, will be in the range of $35-45 million.

U.S. Results

During the first quarter of 2010, Seahawk’s Gulf of Mexico business generated $18.4 million in revenues in the U.S. This compares to revenues of $41.0 million in the first quarter of 2009. First quarter 2010 average revenue per day decreased to $41,600 from $88,200 in the first quarter of 2009 and operating days decreased to 442 days, or 26% utilization, from 464 days, or 37% utilization, over the same period. The U.S. segment recorded an operating loss of $16.0 million in the first quarter of 2010 compared to an operating loss of $1.2 million for the first quarter of 2009.

Mexico Results

In Mexico, we were not able to successfully recontract any of our rigs working for PEMEX in the first quarter and, since February 2010, we have not had any rigs operating in Mexico. During the first quarter of 2010, Seahawk’s business generated $6.9 million of revenues and operating costs of $10.9 million, including the Seahawk 3000 net mobilization cost to relocate the rig back to the U.S. plus repair cost for damages incurred while en route to the U.S. of $2.2 million and non-recurring costs associated with downsizing our shore-base facility totaling $0.7 million. This compares to revenues of $74.7 million in the first quarter of 2009 of which $25.7 million is attributable to rigs retained by Pride after the spin-off. First quarter 2010 average revenue per day decreased to $54,200 from $111,700 in the first quarter of 2009 and operating days decreased to 33 days, or 35% utilization, from 439 operating days, or 81% utilization over the same period. The Mexico segment recorded an operating loss of $4.8 million in the first quarter of 2010 compared with $26.7 million of operating income in the first quarter of 2009. The rigs retained by Pride contributed $18.0 million in operating income to the first quarter of 2009.

Conference Call Information

Seahawk will host a conference call to discuss these results on Wednesday, May 5, 2010 at 10:00 a.m. Central Time. To participate in the call, dial (866) 900-5727 or (574) 941-1321 and reference conference ID 70579750 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.seahawkdrilling.com in the “Investor Relations” section on the “Company Events” tab.

A replay of the conference call will be available on Wednesday, May 5, 2010, beginning at 1:00 p.m., Central Time, through Saturday, June 5, 2010, ending at 11:00 p.m., Central Time. The phone number for the conference call replay is (800) 642-1687 or (706) 645-9291 and the conference ID is 70579750.

Seahawk Drilling, Inc. is an offshore drilling company headquartered in Houston, Texas. Seahawk owns and operates a fleet of 20 jackup rigs that are located in the United States and Mexico. Seahawk’s shares are traded on the NASDAQ Stock Market under the symbol “HAWK”. Additional information may be found at www.seahawkdrilling.com.

The Seahawk Drilling, Inc. logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=6559

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements may include, but are not limited to, references to our liquidity, including adequacy of funds for capital expenditures, and working capital requirements future gas prices, future drilling activity and our future operating results and financial condition. Forward-looking statements are not guarantees of performance. We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. No assurance can be given that these assumptions are accurate. Moreover, these statements are subject to a number of risks and uncertainties. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include those described under Item 1A of our Form 10-K for the fiscal year ended December 31, 2009, any factors set forth in our other reports filed with the Securities and Exchange Commission, and the following factors, among others:

•	adequacy of funds for capital expenditures and working capital requirements;

•	general economic and business conditions, including conditions in the credit markets;

•	prices of crude oil and natural gas and industry expectations about future prices;

•	ability to adequately staff our rigs and attract and retain key management;

•	foreign exchange controls and currency fluctuations;

•	political stability in the countries in which we operate;

•	the business opportunities, or lack thereof, that may be presented to and pursued by us;

•	cancellation or renegotiation of our drilling contracts or payment or other delays or defaults or non-payments by our customers;

•	changes in laws or regulations including the possibility of further regulation of off-shore drillers in the Gulf of Mexico;

•	demand for our rigs;

•	the effect of litigation and contingencies, including those relating to the Pride Wyoming and the pending and possible future tax assessments by the Mexican government;

•	labor relations and work stoppages;

•	operating hazards and cancellation or unavailability of insurance coverage;

•	competition and market conditions in the contract drilling industry; and

•	severe weather.

In light of these risks, uncertainties and assumptions, the events anticipated by Seahawk’s forward-looking statements may not occur, and you should not place any undue reliance on any of Seahawk’s forward-looking statements. Seahawk’s forward-looking statements speak only as of the date made and Seahawk undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Seahawk Drilling, Inc.

Patricia Gil, Investor Relations Manager

(713) 369-7323

Seahawk Drilling, Inc.

Consolidated and Combined Balance Sheets

(Amounts in thousands, except par value and share amounts)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$73,357	$78,306
Trade receivables, net	15,631	23,465
Deferred income taxes	1,920	3,079
Due from Pride	2,928	1,722
Prepaid expenses and other current assets	44,952	50,233

Total current assets	138,788	156,805
Property and equipment, net	456,114	465,375
Other assets	2,272	3,156

Total assets	$597,174	$625,336

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$22,428	$18,851
Due to Pride	16,493	19,863
Short term debt	6,400	—
Accrued expenses and other current liabilities	57,690	59,550

Total current liabilities	103,011	98,264
Other long-term liabilities	11,885	11,835
Deferred income taxes	49,286	62,234

Total liabilities	164,182	172,333
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized; 11,813,204 and 11,650,114 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	118	117
Additional paid-in capital	480,463	478,139
Retained earnings (deficit)	(47,589)	(25,253)

Total stockholders’ equity	432,992	453,003

Total liabilities and stockholders’ equity	$597,174	$625,336

Seahawk Drilling, Inc.

Consolidated and Combined Statements of Operations

(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)

Revenues	$25,272	$115,672
Costs and expenses:
Operating costs, excluding depreciation and amortization	34,698	74,452
Depreciation and amortization	13,644	15,534
General and administrative, excluding depreciation and amortization	12,109	5,822
(Gain) loss on sales of assets, net	(2,244)	128

Earnings (loss) from operations	(32,935)	19,736
Interest expense	(254)	(6)
Other income (expense), net	(342)	679

Income (loss) before income taxes	(33,531)	20,409
Income tax expense (benefit)	(11,195)	7,340

Income (loss) from continuing operations, net of tax	(22,336)	13,069
Income from discontinued operations, net of tax	—	2,777

Net income (loss)	$(22,336)	$15,846

Basic and diluted earnings (loss) per share:
Continuing operations	$(1.90)	$1.13
Discontinued operations	—	0.24

Net income (loss)	$(1.90)	$1.37

Shares used in the computation of earnings (loss) per share:
Basic and diluted	11,762,251	11,584,066

Seahawk Drilling, Inc.

Consolidated and Combined Statements of Cash Flows

(Amounts in thousands)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(22,336)	$15,846
Adjustments to reconcile net income to net cash from continuing operations:
(Income) from discontinued operations	—	(2,777)
Depreciation and amortization	13,854	15,534
(Gain) Loss on sale of assets	(2,244)	128
Stock-based compensation	2,324	—
Deferred income taxes	(11,993)	544
Changes in assets and liabilities:
Trade receivables	7,834	4,106
Prepaid expenses and other current assets	(1,560)	(2,491)
Other assets	30	(61)
Accounts payable	3,195	(9,719)
Due to Pride	(4,607)	—
Accrued expenses	(1,812)	(2,833)
Income taxes payable	106	304
Other liabilities	52	170
Increase (decrease) in deferred revenue	(121)	(2,676)
Decrease (increase) in deferred expense	961	2,823
Insurance proceeds from Pride Wyoming salvage operations	832	—

Net cash from (used in) operating activities - continuing operations	(15,485)	18,898
Net cash from (used in) operating activities - discontinued operations	—	(1,618)

Net cash flows from (used in) operating activities	(15,485)	17,280
Cash flows from investing activities:
Purchases of property and equipment	(3,990)	(7,659)
Proceeds from sale of assets	8,111	—

Net cash from (used in) investing activities - continuing operations	4,121	(7,659)
Net cash from (used in) investing activities - discontinued operations	—	—

Net cash flows from (used in) investing activities	4,121	(7,659)
Cash flows from financing activities:
Credit facility borrowing	6,400	—
Deferred financing cost	15	—
Net change in net parent funding	—	(29,148)

Net cash from (used in) financing activities - continuing operations	6,415	(29,148)
Net cash from (used in) financing activities - discontinued operations	—	1,618

Net cash flows from (used in) financing activities	6,415	(27,530)

Increase (decrease) in cash and cash equivalents	(4,949)	(17,909)
Cash and cash equivalents, beginning of period	78,306	41,096

Cash and cash equivalents, end of period	$73,357	$23,187

Seahawk Drilling, Inc.

Supplementary Financial Information - U.S. Operating Results

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
	(In thousands)

Revenues	$18,397	$13,469	$40,964

Costs and expenses:
Operating costs, excluding depreciation and amortization	23,783	17,415	36,694
Depreciation and amortization	12,321	11,679	5,454
General and administrative excluding depreciation and amortization	6	18	—
Impairments of goodwill and fixed assets	—	1,226	—
(Gain) loss on sales of assets, net	(1,746)	—	—

	34,364	30,338	42,148

Earnings (loss) from operations	$(15,967)	$(16,869)	$(1,184)

U.S. Owned Rigs
Operating days	442	332	464
Available days	1,707	1,564	1,260
Utilization	26%	21%	37%
Average daily revenues	$41,600	$36,300	$88,200
Average marketed rigs	9.0	7.0	6.3

Seahawk Drilling, Inc.

Supplementary Financial Information - Mexico Operating Results

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
	(In thousands)

Revenues	$6,875	$17,848	$74,708

Costs and expenses:

Operating costs, excluding depreciation and amortization	10,913	14,454	37,758
Depreciation and amortization	1,296	1,872	10,080
General and administrative excluding depreciation and amortization	—	341	—

(Gain) loss on sales of assets, net	(498)	(20)	128

	11,711	16,647	47,966

Earnings (loss) from operations	$(4,836)	$1,201	$26,742

Mexico Owned Rigs
Operating days	33	154	439
Available days	93	276	540
Utilization	35%	56%	81%
Average daily revenues	$54,200	$70,800	$111,700
Average marketed rigs	1.0	3.0	6.0

Mexico Managed Rigs
Operating days	—	14	170
Available days	—	14	180
Utilization	—	100%	94%
Average daily revenues	$—	116,337	$151,400
Average marketed rigs	—	0.0	2.0